Exhibit 4.76
Fourth Amendment
To The Exclusive Ragnarok Online License and Distribution Agreement
This AMENDMENT (“this Amendment”) is made and entered into on this 1st day of September, 2009 by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).
RECITALS:
WHEREAS, Licensor and Licensee (“Parties” collectively) entered into the Exclusive Ragnarok Online License and Distribution Agreement (“the Agreement”), dated January 1st, 2006.
WHEREAS, Parties entered into the Third Amendment to the Exclusive Ragnarok Online License and Distribution Agreement (“the Third Amendment”), dated January 1st, 2009.
WHEREAS, both Parties to the Agreement now desire to amend the Agreement as set forth below;
AGREEMENT
NOW; THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:
1. Service Sales Amount
The Article 1.14 in the Agreement shall be deleted in its entirety, and replaced with the following language:
1.14	“Service Sales Amount” shall mean the amount with deduction of value added tax(VAT) which do not exceed 10% of Gross Sales Amount, the Service Expenses and the commission of channelling service granted under this Agreement from Gross Sales Amount.
2. Territory
     The Article 1.12 of The Agreement shall be amended as the following language:

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1.12	“Territory” shall mean the territory as follows:

	United States of America

‚	Canada

ƒ	Australia

„	New Zealand

…	India
3. The Right of Channelling Service
Licensor hereby grants to the Licensee the right to contract the channelling service company for the Game service through channelling within the Territory.
4. Continuing Effectiveness of the Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
5. Mutual Consent
If Licensor consider that other third party is more eligible than Licensee for servicing Ragnarok Online game in the Territory of India, Licensor may immediately terminate this Amendment upon a written notice with 30day notice prior to the termination to Licensee. And then Licensor may enter into a license agreement with third party.
IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above-written.

Gravity Co., Ltd		Gravity Interactive Inc.

By:		By:
	Name: Toshiro Ohno		Name: Yoshinori Kitamura
	Title: President & CEO		Title: CEO
	Date:		Date:

Name: Yoon Seok Kang
Title: CEO
Date:

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